EXHIBIT 10.1
RESTRICTED STOCK AWARD AGREEMENT
     This Restricted Stock Award Agreement is made as of ___ between BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation (the Company), and «Name», an employee of the Company or one or more of its Subsidiaries (“Employee”).
     WHEREAS, the Company has heretofore adopted the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation, as amended, (the “Plan”); and
     WHEREAS, it is a requirement of the Plan that a Restricted Stock Award Agreement be executed to evidence the Restricted Stock Award granted to Employee.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:
     1. Grant of Award. The Company hereby grants to Employee a Restricted Stock Award of an aggregate of «Shares» shares of the common stock, $.01 par value, of the Company (the “Shares”) on the terms and conditions set forth herein.
     2. Issuance of Shares. As soon as reasonably practicable after the payment by Employee of an amount equal to the aggregate par value of the Shares issuable under the Restricted Stock Award and the delivery by Employee to the Company of an executed stock power signed by Employee and suitable to the Board, the Shares shall be issued in Employee’s name. Upon issuance of the certificate or certificates for the Shares, Employee shall be a stockholder with respect to the Shares and shall have all the rights of a stockholder with respect to the Shares, including but not limited to, the right to vote the Shares and to receive dividends and other distributions paid with respect to the Shares. The certificate or certificates for the Shares, together with the executed stock power shall be held by the Company in its control for the account of Employee until the restrictions set forth in Section 3 of this Restricted Stock Award Agreement lapse (at which time a certificate or certificates in respect of the appropriate number of Shares shall be delivered to Employee) or, if earlier, until the Shares are forfeited to the Company and canceled as provided in Section 3 of this Restricted Stock Award Agreement.
     3. Restrictions on Award. The Restricted Stock Award shall be subject to the following terms and conditions:
     (a) In the event Employee sells, exchanges, transfers, pledges, hypothecates or otherwise disposes of (or purports or attempts to do any of the foregoing) any or all of the Shares then held by the Company pursuant to Section 2 of this Restricted Stock Award Agreement (including any Shares issuable, but not yet issued) with respect to which the restrictions set forth in this Section 3 have not lapsed in accordance with paragraph (c) below, then all of such disposed (or purportedly disposed) Shares will be immediately forfeited to the Company without notice and without consideration.
     (b) If (i) the termination of Employee’s employment with the Company and all Subsidiaries of the Company by the Company or any Subsidiary for Cause occurs prior to [date 4 years less one day after original grant], or (ii) the termination of Employee’s employment with the Company and all Subsidiaries of the Company by Employee occurs prior to [date 4 years after original grant], all of the Shares then held by the Company pursuant to Section 2 of this Restricted Stock Award Agreement with respect to which the restrictions set forth in this Section 3 have not lapsed in accordance with paragraph (c) below will be immediately forfeited to the Company without notice and without consideration. For the purposes of this Restricted Stock Award Agreement, “Cause” shall (i) have the same meaning as Employee’s employment agreement with the Company or a Subsidiary assigns to such term and (ii), in the absence of such a written employment agreement, shall exclude the Employee’s death or Employee having become “disabled” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and otherwise shall be determined by the Committee and shall include, but not be limited to:
          A. Employee’s fraud or dishonesty;
          B. the willful and continued failure of Employee to perform substantially Employee’s duties with the Company or its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness);
          C. the willful engaging by Employee in illegal conduct or gross misconduct which is injurious to the Company or its Subsidiaries; or

          D. Employee’s conviction (including a plea of nolo contendere) of a felony or of a crime involving moral turpitude.
     (c) Subject to the restrictions set forth in subparagraph (b) above, all restrictions set forth in this Section 3 shall lapse on, and a certificate or certificates for those Shares that have not already been distributed to Employee shall, subject to the provisions of Section 2 of this Restricted Stock Award Agreement, be appropriately distributed to Employee as soon as reasonably practicable after, the earlier of:
     (i) four years from the date of issuance; ( [date])
     (ii) a Change in Control of the Company (as defined below)
     (iii) Employee’s death
           or
     (iv) Employee having become “disabled” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
(d)	In the event Employee’s employment with the Company and all Subsidiaries of the Company is terminated by the Company other than for Cause prior to the projected vesting date, all restrictions shall be removed, and any certificate or certificates for Shares held by the Company in respect of Employee pursuant to Section 2 of this Restricted Stock Award Agreement shall be delivered to Employee.

(e)	“Change in Control” shall mean the happening of any of the following events:
(i) An acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act (an “Entity) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of the directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by, or under common control with, the Company or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii).
(ii) A change in the composition of the Board such that the individuals who, as of December 2, 2005, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to December 2, 2005, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision), shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered as a member of the Incumbent Board;
(iii) The consummation of a merger, reorganization, consolidation, or sale or other disposition of all or substantially all of the assets of the Company other than a transaction which results in (A) all or substantially all of the stockholders of the Company who were beneficial owners of the Outstanding Common Stock or Outstanding Company Voting Securities immediately prior to such transaction beneficially owning immediately after the transaction more than 60% of the outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such transaction (including, without limitation, a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be); (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, the Corporation resulting from the transaction or, if reference was made to a Parent Company for purposes of determining whether (A) was satisfied in connection with the applicable transaction, such Parent Company) beneficially owning directly or indirectly 20% or more of the outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the transaction and (C) individuals who were members of the Incumbent Board immediately after the consummation of the transaction constituting at least a majority of the members of the board of directors of the corporation resulting from such transaction.

(iv) A liquidation or dissolution of the Company.
     4. Taxes. The Company shall have the right to deduct, from any amounts payable at anytime to Employee, the amount of any taxes which the Company is or will be required by law to withhold, as and when required by law, with respect to the Shares received or to be received by Employee pursuant to this Restricted Stock Award. The Company shall have the right to require a person entitled to receive Shares pursuant to this Restricted Stock Award Agreement to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Shares before the certificate or certificates for such Shares are delivered pursuant to the Restricted Stock Award.
     5. Delivery of Shares on Exercise. Delivery of certificates for Shares pursuant to this Restricted Stock Award may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, distribution or delivery of such Shares. The Committee may, in its sole discretion, require Employee to furnish the Company with appropriate representations and a written investment letter prior to the delivery of any Shares pursuant to this Restricted Stock Award.
     6. Incorporation of Provisions of the Plan. All of the provisions of the Plan pursuant to which this Restricted Stock Award Agreement is granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Restricted Stock Award Agreement and the terms in the aforesaid Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meaning set forth in the Plan.
     7. Invalidity of Provisions. The invalidity or unenforceability of any provision of this Restricted Stock Award Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, or any securities exchange shall not affect the validity or enforceability of the remainder of this Restricted Stock Award Agreement.
     8. Waiver and Modification. The provisions of this Restricted Stock Award Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

     9. Interpretation. All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Restricted Stock Award Agreement shall be binding and conclusive on the Company and Employee.
     10. Multiple Counterparts. This Restricted Stock Award Agreement may be signed in multiple counterparts, all of which taken together shall constitute an original agreement. The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.
     11. Governing Law. This Restricted Stock Award Agreement shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be duly executed by its duly authorized officer, and Employee has hereunto set his hand, all as of the day and year first above written.

BALLY TOTAL FITNESS

HOLDING CORPORATION

By:

Its: [Title]

Employee

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